Exhibit 4.61

Sales Contract

Contract No.

Parties to this Sales Contract dated 2013-07-24 (“Sales Contract”) are:

CSUN Eurasia Energy Systems Industry and Trade Inc.,

a company duly organized, validly existing and in good standing as a legal person under the laws of Turkey, with its office address at Istanbul Industrial & Free Trade Zone Akif Kopuz St. No: T-10, B Block, 2nd floor, Aydinli-Tuzla 34957 ISTANBUL (Hereinafter referred to as “Seller”)

China Sunergy Europe GmbH,

a company duly organized, validly existing and in good standing as a legal person under the laws of Germeny, with its office address at Schillerstraße 42-44 ∙ 60313 Frankfurt ∙ Germany (Hereinafter referred to as “Buyer”)

Buyer hereby agrees to buy and Seller hereby agrees to sell the under mentioned Goods according to the terms and conditions stipulated herein:

1. Goods Description:

		Agreed Quantity		Unit Price
Item	Description of Goods	(W)	(PCS)	( € /W)	(€ /PC)	Total Amount (€ )

1	CSUN240-60P	2400000	10000	0.55	132.00	1320000.00
2	CSUN245-60P	9800000	40000	0.55	134.75	5390000.00
3	CSUN250-60P	10000000	40000	0.55	137.50	5500000.00
4	CSUN255-60P	5100000	20000	0.55	140.25	2805000.00
5	Qsar260-60M	2600000	10000	0.59	153.40	1534000.00
6	Qsar265-60M	5300000	20000	0.59	156.35	3127000.00
	合计/Total					19676000.00

Total (in words):NINETEEN MILLION SIX HUNDRED AND SEVENTY-SIX THOUSAND

EURO

Note:

The warranty of product shall be 10 years and shall be transferrable, in accordance with the Limited Warranty for PV Modules (Article 9. Warranty Transfer), to any customer to which the Buyer transfers the modules under the conditions that CSUN Eurasia Energy Systems Industry and Trade Inc. makes a formal statement of the warranty transfer to the seller in writing.

The aforesaid Price shall be subject to the Trade Term of DDP Düsseldorf under Incoterms 2010.

The agreed price is exclusive of any and all taxes, customs duties, license fees and the like that shall be borne by Buyer under the Terms stipulated herein.

2. Payment

100% of the total contract amount shall be paid by Buyer through T/T within 90 days after the issue date of the transport document of the goods.

3. Shipment of Goods

3.1 The Goods shall be transported within 5 days after signing of the Sales Contract

3.2 Delivery Place

The goods hereunder shall be delivered from ISTANBUL TURKEY.

Final destination:

Zum Gut Heiligendonk 16-20 40472 Düsseldorf

4. Packing

Seller is responsible for packing and the packing shall be in accordance with the standard of (1) .. Seller shall be liable for damages of the Goods under the Sales Contract as the result of inadequate or improper packing, except for losses or damages as the result of the fault of the forwarder or of the causes that are beyond control of, or not imputable to Seller.

⑴Standard export packing for ocean transportation.

⑵Standard export packing for air tranportation.

5. Effectiveness of Contract

The Sales Contract shall be made in two identical and same copies with each Party keeping one copy, and shall become effective upon being signed and sealed by Seller and Buyer.

6. Contract Provisions

6.1 Other provisions hereof shall refer to Annex: General Terms and Conditions.

6.2 Either party that changes its contact person shall forthwith notify the other Party in written.

6.3 Any amendments to the General Terms and Conditions shall be stipulated herebelow (if any): none

Seller:	Buyer:
CSUN Eurasia Energy Systems	China Sunergy Europe GmbH,
Industry and Trade Inc.

Signature/Seal:	Signature/Seal:

/s/ CSUN Eurasia Energy Systems	/s/ China Sunergy Europe GmbH
Industry and Trade Inc

Title:	Title: